T. ROWE PRICE RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT
THIS AGREEMENT, dated as of January 29, 2026 between each Acquiring Fund, severally and not jointly, (each, an “Acquiring Fund”), and each Acquired Fund, severally and not jointly, (each, an “Acquired Fund” and together with the Acquiring Fund(s), the “Funds”), listed on Schedule A.
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund(s) and the Acquired Fund(s) desire to set forth the following terms pursuant to which the Acquiring Fund(s) may invest in the Acquired Fund(s) in reliance on the Rule.

1.Terms of Investment
(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and SEC Rule 6c-11, the Acquired Fund may honor any redemption request from the Acquiring Fund, or from broker-dealers or other participants of a registered clearing agency that have entered into an agreement with the Acquired ETFs’ (as defined below) distributor (each a “Authorized
Participant”) acting as an intermediary, to execute the Acquiring Fund’s transaction partially or wholly in-kind.

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(ii) Timing/advance notice of redemptions.
(1)Acquired Funds that are mutual funds (“Acquired MF”). The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than $5 million worth of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(2)Acquired Funds that are exchange-traded funds (ETF) (“Acquired ETF”). The Acquiring Fund will use reasonable efforts to (A) spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired ETF (greater than 2.5% of the Acquired ETF’s total outstanding shares) over multiple days and (B) provide advance notification of such orders to the Acquired ETF whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired ETF shares and constitutes an estimate that may differ materially from the amount, timing, and manner in which a redemption request is submitted, if any. The Acquiring Funds and Acquired ETFs each acknowledge and agree that this notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Funds.
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all material conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and

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(iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.Representations of the Acquiring Funds.
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all material conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement. Each Acquiring Fund will not, at the time of purchase, acquire more than 3% of each Acquired Fund unless and until the Acquired Fund notifies such Acquiring Fund in writing that the Acquiring Fund is permitted to own more than 3% of each Acquired Fund.

4.Miscellaneous.
Selection of Share Classes. The Acquiring Fund acknowledges that each Acquired MF may offer various share classes and that it alone, and not the Acquired Fund, has the responsibility for determining which Acquired Fund and each share class of such Acquired Fund shall be purchased for its investment in the Acquired Fund.
(a)In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.
(b)In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.
(c)This Agreement is made and shall be construed under the laws of the State of Maryland without giving effect to principles of conflict of laws.
(d)This Agreement may be executed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(e)This Agreement may not be assigned by either party without the prior written consent of the other and may be amended only by a writing that is signed by each affected party.
(f)This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter.
(g)If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

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5.Notices
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
American Century ETF Trust c/o American Century Investments 4500 Main Street Kansas City, MO 64111 Attn: General Counsel Email: LG-Legal_Notices@americancentury.com
T. Rowe Price Exchange Traded Funds, Inc.
c/o T. Rowe Price Associates, Inc.
Attn: William Presley
4515 Painters Mill Rd.
Owings Mills MD 21117
Email: william.presley@troweprice.com

With a copy to:
Eric Wagner – General Manager
Email:eric.wagner@troweprice.com

6.    Term and Termination;

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

American Century ETF Trust

Patrick Bannigan Name of Authorized Signer	Patrick Bannigan Print	/s/ Patrick Bannigan Signature

Title: President

T. Rowe Price Exchange Traded Funds, Inc.

Fran Pollack-Matz Name of Authorized Signer	Fran Pollack-Matz Print	/s/ Fran Pollack-Matz Signature

Title: Vice President

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SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds
American Century ETF Trust
Avantis Total Equity Markets ETF

Acquired Funds

T. Rowe Price Exchange Traded Funds, Inc.

T. Rowe Price Growth ETF (TGRT)

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